Exhibit 99.1

News

Caleres Contact:
Peggy Reilly Tharp, Caleres
(314) 854-4134, ptharp@caleres.com
Vionic Contact:
Amy Cunha, Big Picture PR
(415) 350-3154, amy@bigpicpr.com

Caleres Announces Acquisition of Vionic

ST. LOUIS – October 18, 2018 - Caleres (NYSE: CAL, caleres.com), a diverse portfolio of global footwear brands, today announced it has acquired Vionic Group for $360 million, subject to certain adjustments. The acquisition of Vionic allows Caleres to continue to expand its Brand Portfolio and gives it additional access to the growing contemporary comfort footwear category.

“The acquisition of Vionic is another fantastic opportunity to add a growing brand – with strong consumer loyalty and a solid cultural fit – to our Brand Portfolio,” said Diane Sullivan, CEO, president and chairman of Caleres. “The brand has already proven to be a disruptive addition to the industry, as the dynamic Vionic team has blended proprietary technology with comfort and style. We’re looking forward to supporting the brand in their continued success and to sharing our extensive infrastructure, including our expertise in product design, brand development and global sourcing.”

Vionic trailing 12-month sales of approximately $180 million reflect a compounded annual growth rate of more than 20% over the past six years. The brand derived approximately 25% of sales via ecommerce sites over the past 12 months, while international sales contributed approximately 8% to total sales.

“Caleres is a great leader in the industry, and we are excited to join their family of outstanding brands. At Vionic, we challenge ourselves every day to reimagine style and science, in order to bring joy to people’s lives – starting with their feet – and we’re delighted to be joining a company with a similar purpose,” said Chris Gallagher, co-founder and CEO of Vionic Group. “We have big plans and even bigger dreams and – with support from Caleres – we’ll be able to continue on that journey, as this combination creates great opportunities for our team members and our retail and business partners.”

The acquisition of Vionic Group is being funded through the company’s revolving credit agreement. The company will provide more details regarding the acquisition during its third quarter 2018 earnings conference call and will host an investor event at the Vionic showroom in New York on December 4. Wells Fargo Securities acted as the exclusive financial advisor to Caleres, in connection with the acquisition, while Robert W. Baird & Co. acted on behalf of Vionic Group.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by consumers’ disposable income, which in turn can be influenced by general economic conditions and other factors; (ii) rapidly changing fashion trends and consumer preferences and purchasing patterns; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) foreign currency fluctuations; (vi) the ability to accurately forecast sales and manage inventory levels; (vii) cybersecurity threats or other major disruption to the Company’s information technology systems; (viii) customer concentration and increased consolidation in the retail industry; (ix) transitional challenges with acquisitions; (x) a disruption in the Company’s distribution centers; (xi) changes to tax laws, policies and treaties; (xii) the ability to recruit and retain senior management and other key associates; (xiii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; (xiv) the ability to secure/exit leases on favorable terms; (xv) the ability to maintain relationships with current suppliers; and (xvi) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company’s reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended February 3, 2018, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres

Caleres is a diverse portfolio of global footwear brands. Our products are available virtually everywhere—in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Famous Footwear offers great casual and athletic brands for the entire family with convenient, curated, affordable collections. Sam Edelman keeps expressive women in step with the latest trends in a playful, whimsical way. Naturalizer shoes are beautiful from the inside out, with elegant simplicity and legendary fit re-imagined for today’s consumer. Allen Edmonds combines old world craft with new world technology to create luxe footwear for the discerning man who wants sophisticated, modern classics. Rounding out our family of brands are Vince, Franco Sarto, Dr. Scholl’s Shoes, LifeStride, Via Spiga, Diane von Furstenberg, Blowfish Malibu, Bzees, Carlos by Carlos Santana, Circus by Sam Edelman, Fergie and Ryka. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is our more than 140 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel good… feet first. Visit caleres.com to learn more about us.

About Vionic

Vionic brings together style and science, combining innovative biomechanics with the most coveted trends. As pioneers in foot health with a global team of experts behind the brand, Vionic brings a fresh perspective to stylish, supportive footwear. Featuring a wide range of silhouettes, premium materials and thoughtful design for women and men, Vionic offers unmatched style and addictive support. The dual gender brand’s vast selection of active, casual and dress styles, sandals, and slippers bring revolutionary support to the most aspirational looks. Vionic has been featured in press including the cover of O, The Oprah Magazine, The Today Show, InStyle, Women’s Health, Redbook, Buzzfeed, Refinery29, Men’s Health, Travel + Leisure and People. For samples or additional information about Vionic Footwear visit vionicshoes.com.

Alpine Investors, a San Francisco based private equity firm focused on People First, has been an investor in Vionic since 2012.